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                                                                     Exhibit 4.2

                  AMENDMENT OF MEDIA BUYING AGREEMENT


         This Amendment of Media Buying Agreement made as of the 18th day of November, 2003 between Genio Group, Inc., a Delaware corporation, with headquarters located at 1120 Avenue of the Americas, Suite 4020, New York, New York 10036 (the "Company"), and CB Associates, LLC, a Delaware limited liability company with principal offices located at 25 Broad Street, #3I, New York, New York 10004 ("CBA").

                                    WITNESSETH

         WHEREAS, Genio and CBA entered into that certain Media Buying Agreement dated as of October 24, 2003 (the "Agreement") and the parties wish to amend the Agreement upon the terms set forth herein.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Genio and CBA hereby agree as follows:

         1. All defined terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

         2.  Section  2(a)(ii) of the  Agreement  is hereby  amended as follows:
200,000 shares of Genio common stock to be registered with the Securities and Exchange Commission ("SEC") on a Form S-8 Registration Statement and to be issued in accordance with paragraph 3 below and issued to the CBA designees set forth on Schedule "A."

         3. Section 2(d) of the Agreement is hereby amended as follows: (d) Genio shall register the 200,000 shares referred to in Paragraph 2 above in a registration statement on Form S-8 (the "S-8 Registration Statement") to be filed with the SEC. The S-8 Registrable Securities shall vest at the rate of 100,000 shares of Genio common stock on or before the fifth day of the first Term Month and 50,000 shares of Genio common stock on or before the fifth day of the second and third Term Month and shall be delivered in accordance with Schedule A.

         4. In the event of any inconsistency between any of the terms and conditions of this Amendment of Media Buying Agreement and the Agreement, the terms and conditions of this Amendment of Media Buying Agreement shall prevail and control. Except as amended by this Amendment of Media Buying Agreement, the Agreement and all its terms and conditions are in full force and effect.

         5. This Amendment of Media Buying Agreement may be executed in counterparts, each of which shall be deemed an original.


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         IN WITNESS WHEREOF, the parties have caused this Amendment of Media
Buying Agreement to be duly executed by their respective officers or principals thereunto duly authorized as of the day and year first above written.

                                  GENIO GROUP, INC.

                                  By: /s/ Shai Bar-Lavi
                                      ---------------------------------
                                  Name:  Shai Bar-Lavi
                                  Title: CEO and Chairman

                                  CB ASSOCIATES, LLC

                                  By:  /s/ Andrew Brown
                                       --------------------------------
                                  Name: Andrew Brown
                                  Title: Member



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                                   SCHEDULE A


1st Traunch -  100,000

Andrew Brown      -  45,000
Darryl Cohen      -  45,000
Grant Cohen       -  10,000
                    -------
                    100,000


2nd Traunch -  50,000

Andrew Brown      -  22,500
Darryl Cohen      -  22,500
Grant Cohen       -   5,000
                   --------
                     50,000


3rd Traunch -  50,000

Andrew Brown      -  22,500
Darryl Cohen      -  22,500
Grant Cohen       -   5,000
                   --------
                     50,000



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